Exhibit 5.1

Our File No.:	273348
Date:	July 15, 2022

iAnthus Capital Holdings, Inc. 420 Lexington Avenue Suite 414 New York, NY 10170

Dear Sirs and Mesdames:

Re: Registration Statement on Form S-8 of iAnthus Capital Holdings, Inc.

We have acted as Canadian legal counsel to iAnthus Capital Holdings, Inc. (the “Company”) in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

The Registration Statement relates to the registration of 2,000,000,000 common shares of the Company (the “Shares”) reserved for issuance with respect to the exercise of stock options and other awards that have been or will be granted pursuant to and in accordance with the Company’s Amended and Restated Omnibus Incentive Plan dated October 15, 2018 (the “Plan”).

Documents Reviewed

In connection with rendering this opinion, we have participated in the preparation of, or have reviewed, among other things, executed originals (or photostatic or facsimile or other electronically transmitted copies of executed originals) of each of the following documents:

(a)	the Registration Statement and the exhibits thereto;

(b)	the Plan;

(c)	a certificate dated July 14, 2022 of an officer of iAnthus with respect to certain factual matters (the “Officer’s Certificate”); and

(d)	such other documents as we have deemed relevant.

In rendering the opinions expressed herein, we have, with respect to the factual matters reflected in the Officer’s Certificate, relied exclusively and without independent investigation upon the Officer’s Certificate.

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In making such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic, original documents of all documents submitted to us as copies and the identity, capacity and authority of all individuals acting or purporting to act as public officials and registry agents. We have also considered such questions of law as we have deemed relevant to enable us to express the opinions herein set forth.

Practice Limitation

The opinions expressed herein are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein in force on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

Assumptions

We have relied exclusively upon the certificates, documents and records referred to herein with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion.

For the purpose of this opinion we have assumed:

(a)	the truthfulness and accuracy of the corporate records of the Company and of all certificates of public officials and officers of the Company;

(b)	that each of the documents examined by us has not been terminated or rescinded or supplemented, modified or amended as of the date hereof;

(c)

that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct as of the date hereof;

(d)

to the extent the Officer’s Certificate or any other certificate or document referenced herein, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification and exception;

(e)

where the Officer’s Certificate affirms a state of fact, understanding or other factor based on the belief, knowledge, awareness or understanding (or lack thereof) of the signatory, we have assumed without independent verification that such belief, knowledge, awareness or understanding (or lack thereof) is and remains fully accurate, correct and complete as of the date hereof;

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(f)

that each stock option or other award granted or to be granted pursuant to the Plan has been or will be duly authorized by the board of directors of the Company in accordance with its constating documents, applicable corporate law and the Plan;

(g)

that each agreement governing a stock option or other award under the Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms;

(h)

that at the time the Company is or becomes obligated to issue any Shares upon exercise of stock options or other awards granted pursuant to the Plan, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations and (ii) will be in good standing with the British Columbia Registrar of Companies; and

(i)

the absence of fraud in any transaction pursuant to which Shares may be issued pursuant to any stock option or other award under the Plan, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

Opinions

Based upon and subject to the foregoing, we are of the opinion that the Shares will be validly issued and fully paid and non-assessable shares in the capital of the Company when issued and sold pursuant to stock options and other awards issued pursuant to the Plan, provided that:

(a)	such stock options and awards have been granted in accordance with the terms and conditions of the Plan; and

(b)

the persons receiving any stock options or other awards under the Plan perform their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the stock options or other awards, including the payment of the required exercise price with respect to stock options and the payment of the required purchase price or the performance of the required services with respect to other awards.

Consent

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ McMillan LLP

McMillan LLP | TD Canada Trust Tower, 421 7th Avenue S.W., Suite 1700, Calgary, Alberta, Canada T2P 4K9 | t 403.531.4700 | f 403.531.4720

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